Exhibit 10.10
September 18, 2020
Taylor Mobley
Chicago, Illinois
Dear Taylor:
Bamboo Ide8 Insurance Services (hereafter referred to as “Bamboo” or “the Company”), is pleased to offer you an exempt employment position as Chief Financial Officer reporting to the CEO.
Should you accept our offer, Bamboo will pay you $200,000 on an annualized basis for your services, less deductions required by law, in accordance with our normal payroll practices. You will be paid by Bamboo on a semi-monthly basis, on the 15th and the last day of the month. Bamboo will supply you with instructions for submitting any necessary information for payroll.
You will be eligible to participate in the employee benefit plans that the Company makes generally available to its employees. The Company currently offers group health insurance benefits in accordance with the terms and limitations applicable to our coverages, which are subject to change. You will be eligible to apply for enrollment in our group health insurance plans beginning the first day of the month following your start date. Bamboo also provides paid time off to its full-time employees. If you elect to join us, you will begin to accrue vacation at a rate of 15 days per year upon commencement of your employment. In addition, the Company offers 11 paid holidays per year. You will also be eligible to enroll in our 401(k) savings plan with Human Interest at the commencement of your employment. Additional information regarding the employment policies of the Company is set forth in our Employee Handbook, a copy of which will be available to you when you begin work.
Bamboo has agreed that you will receive one-time bonus payments at six months and one year of employment. On or about March 31, 2021 you will receive a bonus of $50,000 (“Six Month Bonus”). Upon the anniversary of your first year of employment you will receive an additional $50,000 bonus. The Six Month Bonus payment is contingent on your continued employment with Bamboo for one consecutive year. Should your employment end, for any reason, prior to one year of employment with Bamboo, you will be required to repay the $50,000.
Subject to approval by the Board of Directors, you will be eligible to receive an annual bonus which is equal to fifty percent (50%) of your annual salary. Any bonus paid for the year 2020 will be paid on a prorated basis.
You will be eligible to participate in our Profit Interest Program. Subject to Board Approval, the Company will grant you 18,000 units at a strike price of $23.10. The units will vest over a three-year period.
Bamboo employs its employees at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. Should you join us, Bamboo will employ you on an at-will basis and apply to you the same policies and procedures
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applicable to its employees generally. We may, in our discretion, determine other terms and conditions of your employment, including, but not limited, to, work assignments and work schedules, and may modify any terms and conditions of employment at any time. Except for the CEO of the Company, no manager or other representative of Bamboo has authority to agree on behalf of the Company to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit the Company’s right to modify the terms and conditions of your employment. Any agreement to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit Bamboo’s right to modify the terms and conditions of your employment, is binding only if signed by you and the CEO of the Company.
Employees of Bamboo may work with and/or develop information which is considered confidential by the Company. As a result, Bamboo requires employees to agree not to use or disclose any such confidential information for the benefit of anyone other than the Company. As a condition of employment, you will be required (1) to sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form which will be provided to you; and (3) to provide satisfactory proof of your identity as required by U.S. law. By signing below, you represent that your performance of services to the company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to other, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.
We are excited about the prospect of working with you and hope that you will decide to join us. In order to memorialize your acceptance of our offer, please sign this letter in the designated space below and return it to me by September 22, 2020. If we do not hear from you by September 22nd, our offer will expire at the close of business on that date.
If you have any questions about our offer or employment at Bamboo in general, I encourage you to contact me at your convenience.
Sincerely,
John Chu
CEO
I accept the offer of employment set forth above.

/s/ Taylor Mobley	9/18/2020
Signature	Date

October 12, 2020
Start Date
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